SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐     Soliciting Material Pursuantto §240.14a-12

Genitope Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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525 Penobscot Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Genitope Corporation, a Delaware corporation (the “Company”). The meeting will be held on Friday, June 11, 2004 at 1:00 p.m. local time at the Company’s offices at 525 Penobscot Drive, Redwood City, CA 94063 for the following purposes:

1. To elect two Class I directors of the Company, to hold office until the 2007 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

3. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

      These items of business are more fully described in the Proxy Statement accompanying this Notice.

      The record date for the Annual Meeting is April 22, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose reasonably related to the meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Laura R. Woodhead
Secretary

Redwood City, California

May 7, 2004

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote by telephone or over the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
STOCK OPTION GRANTS AND EXERCISES
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON(1)
CERTAIN TRANSACTIONS

GENITOPE CORPORATION

525 Penobscot Drive
Redwood City, CA 94063

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

June 11, 2004

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Genitope Corporation (sometimes referred to as the “Company” or “Genitope”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or over the Internet.

      The Company intends to mail this proxy statement and accompanying proxy card on or about May 7, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

      Only stockholders of record at the close of business on April 22, 2004 will be entitled to vote at the annual meeting. On this record date, there were 16,805,992 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

      If on April 22, 2004, your shares were registered directly in your name with Genitope’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by telephone or over the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If on April 22, 2004, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

      There are two matters scheduled for a vote:

•	Election of two Class I directors of the Company, to hold office until the 2007 Annual Meeting of Stockholders.

•	Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

How do I vote?

      You may either vote “For” all the nominees to the Board of Directors or you may withhold from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

      If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy by telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone, dial toll-free 1-800-435-6710 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 10, 2004 to be counted.

•	To vote over the Internet, go to http://www.eproxy.com/gtop to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 10, 2004 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Genitope. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

      We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

      On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2004.

What if I return a proxy card but do not make specific choices?

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date.

•	You may send a written notice that you are revoking your proxy to Genitope’s Secretary at 525 Penobscot Drive, Redwood City, CA 94063.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 5, 2005, to Laura Woodhead, the Company’s Secretary, 525 Penobscot Drive, Redwood City, CA 94063. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between February 11, 2005 and March 13, 2005. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying the designation of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004 must receive “For”

votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 16,805,992 shares outstanding and entitled to vote. Thus 8,402,997 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

      Genitope’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

      The Board of Directors presently has six members. There are two directors in Class I, the class whose term of office expires in 2004 and who are standing for election. Both Gregory Ennis and Ronald L. Goode were recommended for election to our Board of Directors by the Nominating and Corporate Governance Committee of our Board of Directors. One of the nominees for election to this class, Gregory Ennis, is currently a member of our Board who was previously elected by the stockholders. Mr. Simon, who is currently a member of our Board and our other Class I director, has decided not to stand for re-election. Dr. Goode was recommended for nomination by Stanford C. Finney, one of our non-employee directors. If elected at the Annual Meeting, Mr. Ennis and Dr. Goode would serve until the 2007 annual meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal. It is the Company’s policy to invite nominees for directors to attend the Annual Meeting. This is the first annual meeting of Genitope since Genitope became a publicly-traded company in October 2003.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Ennis and Dr. Goode. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Mr. Ennis and Dr. Goode have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

      The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2007 Annual Meeting

Gregory Ennis

      Gregory Ennis, age 38, has served as a director since November 1996. Mr. Ennis has been a Managing Director of Peninsula Equity Partners LLC since April 2002. Prior to co-founding Peninsula Equity Partners LLC, Mr. Ennis served for four years as a Managing Director of the United States operations of Thompson Clive & Partners Inc., an international venture capital group where he began as an Associate in 1992. Mr. Ennis is a member of the board of directors of several private companies. Mr. Ennis holds an A.B. in Economics and Political Science from Stanford University and an M.B.A. from The Anderson School at the University of California, Los Angeles.

Ronald L. Goode, Ph.D.

      Ronald L. Goode, Ph.D., age 60, served as the President and Chief Executive Officer at eXegenics, Inc., a biopharmaceutical company, from March 2001 to February 2004. From March 1999 to March 2001, Dr. Goode served as a consultant to various companies in the pharmaceutical industry. Prior to this, Dr. Goode served as President and Chief Executive Officer of Unimed Pharmaceuticals, Inc., a biopharmaceutical company, from November 1997 to February 1999. Dr. Goode currently serves on the Business Advisory Board of ART Recherches et Technologies Avancees Inc., a Canadian medical devices company, and the Board of Mercy Ships International, a charity medical organization, and other non-public boards. Dr. Goode holds a M.S. in Microbiology from the University of Memphis and a Ph.D. in Microbial Genetics from the University of Georgia.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Not Standing for Re-election

      Nicholas J. Simon III, age 50, has served as a director since March 2000. Since October 2001, Mr. Simon has been a General Partner at MPM Capital, a life sciences focused venture capital firm. From April 2000 to July 2001, Mr. Simon was Chief Executive Officer, Founder and a director of Collabra Pharma, Inc. (formerly iO Pharmaceuticals). From December 1995 to March 2000, Mr. Simon served as Vice President of Business and Corporate Development of Genentech, Inc., where he joined as a Director of Business Development in 1989. Mr. Simon serves on the board of directors of several private companies. Mr. Simon holds a B.S. in Microbiology from the University of Maryland and holds an M.B.A. from Loyola College.

Directors Continuing in Office Until the 2005 Annual Meeting

      Gordon D. Denney, age 46, has served as a director since November 1996. Mr. Denney has been a financial manager of the Tom James Company since October 1993. Mr. Denney is a Certified Public Accountant, inactive status, and holds a B.S. in Commerce and Business Administration from the University of Alabama at Tuscaloosa.

      William A. Hasler, age 62, has served as a director since August 2000. From July 1998 to February 2004, Mr. Hasler served as a Co-Chief Executive Officer and director of Aphton Corporation, a bio-pharmaceutical company, and currently serves as Vice Chairman of the Board of Directors of Aphton Corporation. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California, Berkeley. Mr. Hasler is a director of numerous companies, including Ditech Communications Corporation, Mission West Properties, Schwab Funds, Solectron Corp. and Stratex Networks. Mr. Hasler received a B.A. from Pomona College and an M.B.A. from Harvard University.

Directors Continuing in Office Until the 2006 Annual Meeting

      Dan W. Denney Jr., Ph.D., age 50, is our founder and has served as our Chief Executive Officer since November 1999, Chairman of the Board since August 1996. Dr. Denney did his postdoctoral research in the laboratory of Dr. Harden McConnell in the Chemistry Department at Stanford University, where he was a Merck Fellow. Dr. Denney then served as a Visiting Scholar at the University of Alberta in Canada prior to founding Genitope. Dr. Denney holds a B.A. from Vanderbilt University and a Ph.D. in Microbiology and Immunology from Stanford University School of Medicine.

      Stanford C. Finney, age 55, has served as a director since May 2003. Since March 1997, Mr. Finney has served as Chief Executive Officer of Spyglass Trading, L.P., a registered broker/ dealer. Mr. Finney has also served as President of Rainbow Trading Corporation, a registered commodity trading advisor and pool operator, since 1991 and as President of Rainbow Trading Systems, a private investment firm, since 1976. From 1991 until 2000, Mr. Finney co-owned and served as a portfolio manager for Regal Asset Management, a private investment firm. Mr. Finney held various positions with investment firms over the past thirty years, including Eppler, Guerin and Turner, Inc., a regional brokerage firm, Shearson Lehman Brothers and Salomon Smith Barney. Mr. Finney received a B.S.B.A. and an M.B.A. from the University of Arkansas.

Independence of The Board of Directors

      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that four of the Company’s six directors are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Dan W. Denney Jr., the Company’s Chief Executive Officer, and Gordon Denney, who is Dr. Denney’s brother, are not “independent” within the meaning of the Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

      As required under new Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Genitope at 525 Penobscot Drive, Redwood City, California 94063.

      The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2003 for each of the Board committees:

Governance and
Name	Audit		Compensation		Nominating

Dr. Dan W. Denney Jr.
Gordon D. Denney
Gregory Ennis	X		X		X	*
Stanford C. Finney	X		X	*	X
William A. Hasler	X	*	X
Nicholas J. Simon III					X
Total meetings in fiscal year 2003	3		2		0

*	Committee Chairperson

      Below is a description of each committee of the Board of Directors. Each committee has authority to obtain advice and assistance from consultants and advisors, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member of each committee is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

      The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, review and attest services and to perform any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Three directors comprise the Audit Committee: Messrs. Ennis, Finney and Hasler. In 2003, the Audit Committee met three times. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials. See “Report of the Audit Committee of the Board” below.

      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Hasler qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Hasler’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In making such determination, the board relied on the past business experience of Mr. Hasler. Please see the description of the business experience for Mr. Hasler under the heading “Directors Continuing in Office Until the 2005 Annual Meeting.”

Compensation Committee

      The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. In connection therewith, the Compensation Committee is responsible for reviewing, modifying (as needed) and approving the Company’s overall compensation strategy; evaluating the Chief Executive Officer’s performance in light of corporate performance goals and objectives and determining the compensation and other terms of employment of the Chief Executive Officer; determining the compensation to be paid to such executive officers; recommending to the Board the type and amount of compensation to be paid or awarded to the members of the Board; administering the Company’s stock option and other benefit plans; reviewing and establishing appropriate insurance coverage for the Company’s directors and officers; and related matters.

      The Compensation Committee is currently composed of three directors: Messrs. Ennis, Finney and Hasler. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). In 2003, the Compensation Committee met two times. See “Report of the Compensation Committee of the Board” below.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board, including reviewing the management’s efforts to monitor compliance with the Company’s programs and policies, including the Company’s code of business conduct and ethics; identifying, reviewing and evaluating candidates to serve as directors of the Company; overseeing and reviewing the procedures used by the Company to disseminate information to the Board and its committees; reviewing and evaluating incumbent directors; make recommendations to the Board regarding membership and chairmanship of each committee; and making other recommendations to the Board regarding affairs related to directors of the Company, including director compensation.

      The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Company’s Board. Instead, in considering candidates for director, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

      The Nominating and Corporate Governance Committee uses its network of contacts (and those of other members of the Board) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

      Three directors comprise the Nominating and Corporate Governance Committee: Messrs. Ennis, Finney and Simon. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet during 2003.

Meetings of the Board of Directors

      During the fiscal year ended December 31, 2003, the Board met 15 times and acted by unanimous written consent once. Each Board member, except Mr. Simon, attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

      As required under NASD rules, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present, in conjunction with regularly scheduled Board meetings and otherwise as needed.

Stockholder Communications with the Board Of Directors

      Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate and, if adopted, will publish it promptly and post it to the Company’s website.

Code of Business Conduct and Ethics

      The Company has adopted the Genitope Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.genitope.com. We intend to disclose on our website any substantive amendment to our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of business conduct and ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

      The Audit Committee of the Company is currently composed of three directors, Messrs. Ennis, Finney and Hasler, and operates under the written Audit Committee charter adopted by the Board. The members of the Audit Committee are independent as defined in Rule 4350(d)(2)(A) of the NASD rules. The Audit Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports.

      The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

      To this end, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with management and PricewaterhouseCoopers LLP, the Company’s independent auditors. The Audit Committee has discussed with PricewaterhouseCoopers LLP certain matters related to the conduct of the audit as required by Statement on Auditing Standards 61, as amended by Statement on Auditing Standards 90. In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding the auditor’s independence required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence, including the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with its independence.

      Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. Based on the Audit Committee’s recommendation, the Board has also selected, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

AUDIT COMMITTEE
Gregory Ennis
Stanford C. Finney
William H. Hasler (Chairman)

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has been the Company’s independent auditors since May 1, 2003 and has audited the Company’s financial statements from inception to date. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditors’ Fees

      The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2003 and December 31, 2002, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year
	Ended

	2003	2002

	(in thousands)
Audit Fees	$575	$0
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$575	$0

      Fees for audit services in 2003 included fees associated with the annual audit and the reviews of the Company’s quarterly reports, as well as services performed in conjunction with our filings of Registration Statements on Form S-1 and Form S-8. All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.

      The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

      The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 23, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)

Beneficial Owner	Number of Shares	Percent of Total

Entities Affiliated with Rainbow Ventures	1,198,863	7.1%
c/o Stanford C. Finney, Jr.
8201 Preston Road, Suite 400
Dallas, TX 75225(2)
Entities Affiliated with Walker Smith Capital Master Fund	1,169,468	7.0%
300 Crescent Court, Suite 880
Dallas, TX 75201(3)
Entities Affiliated with Thompson Clive & Partners, Ltd.	1,151,081	6.8%
24 Old Bond Street
London WIX4JD, United Kingdom(4)
Dan W. Denney Jr., Ph.D.(5)	1,279,333	7.6%
Stanford C. Finney(6)	1,801,311	10.5%
Gregory Ennis(7)	577,961	3.4%
Gordon D. Denney(8)	90,749	*
Ronal L. Goode, Ph.D.(9)	—	—
William A. Hasler(10)	89,991	*
Nicholas J. Simon III(11)	51,269	*
Bonnie Charpentier, Ph.D.(12)	80,082	*
Thomas DeZao(13)	77,499	*
Diane Ingolia, J.D., Ph.D.(14)	159,768	*
Fred Kurland(15)	80,919	*
Claude Miller	—	*
John Vuko	—	—
Scott M. Wheelwright, Ph.D.(16)	67,732	*
All executive officers and directors as a group (13 persons)(17)	4,343,284	24.9%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,805,992 shares outstanding on April 23, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Includes 101,507 shares held by Rainbow Futures Partners, Ltd., 313,121 shares held by Rainbow Investors, 313,803 shares held by Rainbow Trading Corporation, 301,758 shares held by Rainbow Trading Systems, Inc., 89,893 shares held by Rainbow Trading Venture Partners, Ltd., 56,057 shares held by Shinnecock Investment Partners and 22,724 shares held by Pinehurst Investment Partners.

Mr. Finney is the controlling shareholder of Rainbow Trading Systems, Inc. and of Rainbow Trading Corporation, the general partner of Rainbow Futures Partners, Ltd. and Rainbow Trading Ventures Partners, Ltd. Mr. Finney is also the managing partner of Rainbow Investors Partners, Shinnecock Investment Partners and Pinehurst Investment Partners. Mr. Finney disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(3)	Includes 339,571 shares held by Walker Smith Capital Master Fund, 317,474 shares held by Walker Smith International Fund, Ltd., 129,301, shares held by WS Opportunity Fund International, Ltd. and 383,122 shares held by WS Opportunity Master Fund. According to a Schedule 13G Amendment No. 1 filed with the SEC on February 13, 2004, WS Capital Management, L.P. has sole investment discretion and voting authority for shares held by (1) Walker Smith Capital Master Fund, composed of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., and (2) Walker Smith International Fund, Ltd. WS Capital Management, L.P. has shared investment discretion and voting authority with WSV Management, L.L.C. WSV Management, L.L.C. has sole investment discretion and voting authority for shares held by (1) WS Opportunity Master Fund, composed of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., and (2) WS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith, as control persons for both WS Capital, L.L.C. (the general partner of WS Capital Management, L.P.) and WSV Management, L.L.C., each can control the investment and voting of these shares. Reid S. Walker and G. Stacy Smith are reporting these shares as each may have shared investment discretion and voting authority for those shares controlled by WSV Management, L.L.C., in that Messrs. Walker and Smith together control a majority of the voting rights of WSV Management, L.L.C.

(4)	Includes 74,074 shares held by Bath Street Nominees Limited, 300,974 shares held by HSBC International Trustee Limited, 42,735 shares held by Thompson Clive Growth Industries Fund, and 733,298 shares held by Thompson Clive Investments PLC. According to a Schedule 13G filed with the SEC on February 13, 2004, HSBC International Trustee Limited, Thompson Clive Growth Industries Fund (registered name: Bath Street Nominees Limited) and Thompson Clive Investments PLC disclaim beneficial ownership of the shares held by each other.

(5)	Includes 20,833 shares that Dr. Denney has the right to acquire within 60 days of April 23, 2004 pursuant to an outstanding stock option.

(6)	Includes 14,861 shares that Mr. Finney has the right to acquire within 60 days of April 23, 2004 through the exercise of option grants. Includes 259,333 shares of common stock that Mr. Finney has the right to acquire within 60 days of April 23, 2004 through the exercise of an outstanding warrant. Also includes the shares reflected in footnote 2 above.

(7)	Includes 24,861 shares that Mr. Ennis has the right to acquire within 60 days of April 23, 2004 through the exercise of option grants. Includes 6,236 shares held by TB&G Enterprises, 100,816 shares held by Peninsula Equity Partners, L.P., 407,346 shares held by Peninsula Equity Partners SBIC, L.P. and 2,895 shares held by Peninsula Sodalis Fund L.P. Mr. Ennis is a partner of TB&G Enterprises, a managing member of Peninsula Equity Partners LLC, the general partner of Peninsula Equity Partners, L.P. and Peninsula Sodalis Fund L.P., and a managing member of Peninsula Equity Partners SBIC, LLC, the general partner of Peninsula Equity Partners SBIC, L.P. Includes 6,683 shares and 650 shares of common stock that Peninsula Equity Partners SBIC, L.P. and Peninsula Equity Partners, L.P., respectively, have the right to acquire within 60 days of April 23, 2004 through the exercise of outstanding warrants. Mr. Ennis disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate interest therein.

(8)	Includes 1,666 shares held by Mr. Denney’s spouse, 5,832 shares held by Mr. Denney as Custodian for Under UGMA for Davis Jordan Denney, 5,832 shares held by Mr. Denney as Custodian for Under UGMA for Katherine Ann Denney, and 14,861 shares that Mr. Denney has the right to acquire within 60 days of April 23, 2004 through the exercise of option grants.

(9)	Dr. Goode is a current nominee for director.

(10)	Includes 24,861 shares that Mr. Hasler has the right to acquire within 60 days of April 23, 2004 through the exercise of option grants, 2,500 of which would be initially unvested and subject to a right of repurchase by us as of April 23, 2004 that would lapse over the vesting schedule.

(11)	Includes 11,527 shares that Mr. Simon has the right to acquire within 60 days of April 23, 2004 through the exercise of option grants.

(12)	Includes 60,082 shares that Dr. Charpentier has the right to acquire from us within 60 days of April 23, 2004 through the early exercise of option grants, 45,030 of which would be initially unvested and subject to a right of repurchase by us as of April 23, 2004 that would lapse over the vesting schedule.

(13)	Includes 57,499 shares that Mr. DeZao has the right to acquire from us within 60 days of April 23, 2004 through the early exercise of option grants, 44,652 of which would be initially unvested and subject to a right of repurchase by us as of April 23, 2004 that would lapse over the vesting schedule.

(14)	Includes 91,372 shares that Dr. Ingolia has the right to acquire from us within 60 days of April 23, 2004 through the early exercise of option grants, 61,712 of which would be initially unvested and subject to a right of repurchase by us as of April 23, 2004 that would lapse over the vesting schedule. Also includes 3,090 unvested shares currently held by Dr. Ingolia, which are subject to our right of repurchase as of April 23, 2004.

(15)	Includes 7,586 shares that Mr. Kurland has the right to acquire from us within 60 days of April 23, 2004 through the exercise of option grants. Mr. Kurland resigned from the Company in January 2004.

(16)	Includes 51,066 shares that Dr. Wheelwright has the right to acquire from us within 60 days of April 23, 2004 through the early exercise of option grants, 41,198 of which would be initially unvested and subject to a right of repurchase by us as of April 23, 2004 that would lapse over the vesting schedule.

(17)	Includes shares described in the notes above, as applicable. Total number of shares includes 1,729,486 shares of common stock held by persons and entities affiliated with our directors and executive officers, 266,666 shares issuable upon the exercise of warrants and 379,409 shares issuable upon the exercise of stock options, of which 195,092 shares would be initially unvested and subject to a right of repurchase by us as of April 23, 2004 that would lapse over the vesting schedule. Also includes 3,090 shares, which are subject to our right of repurchase at April 23, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report covering one transaction was filed late by each of G. Denney, G. Ennis, W. Hasler and N. Simon. The reports reflected the automatic option grant to each of our outside directors that occurred upon the closing of our initial public offering on November 4, 2003. The reports should have been filed by November 6, 2003 but were inadvertently not filed until November 14, 2003.

Compensation of Directors

      We have not provided cash compensation to non-employee directors for their services as directors. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

      Each non-employee director of the Company also receives stock option grants under the 2003 Non-Employee Directors’ Stock Option Plan (which shall be referred to as the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

      The Directors’ Plan was adopted by our Board of Directors in August 2003 and approved by our stockholders in August 2003, and was effective upon the effectiveness of our initial public offering. The Directors’ Plan has a term of ten years, unless terminated sooner by our Board. A total of 258,333 shares of our common stock have been reserved for issuance under the Directors’ Plan. Authorized shares shall be increased annually on January 1st of each year until 2013, by the number of shares of common stock subject to options granted during the prior calendar year, however, the Board of Directors has the authority to designate a smaller number of shares.

      Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director who becomes a director of the Company will be automatically granted on the date on which such person first becomes a director, a non-statutory stock option to purchase 25,000 shares of common stock. Beginning with the 2004 Annual Meeting of Stockholders and each year thereafter, on the day following the Company’s annual meeting of stockholders (or the next business day if that date is a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted an option to purchase 10,000 shares of common stock of the Company under the Directors’ Plan. Each non-employee director who has been a director for less than 12 months will receive an annual grant that has been reduced pro rata for each quarter prior to the date of grant during which such person did not serve as a non-employee director. On the day following the Company’s annual meeting of stockholders, each non-employee director will automatically be granted an option to purchase 1,000 shares of common stock for each committee of which they are a member.

      Stock options under the Directors’ Plan are granted at exercise prices equal to the fair market value of the common stock, which is the closing sales price as quoted on the Nasdaq National Market on the last trading day prior to the date of grant. Initial grants and annual grants vest in 36 equal monthly installments over three years. Committee option grants vest in 12 equal monthly installments over one year from the grant date. No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date it was granted. In the event of certain corporate transactions, all outstanding options under the directors’ plan either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting provision of such options will be accelerated and such options will be terminated if not exercised prior to the effective date of such corporate transaction. In the event of certain changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan granted to a non-employee director whose service is not terminated immediately prior to such change in control, other than as a condition of such change in control, shall be accelerated in full.

      During the last fiscal year, the Company granted options covering 25,000 shares to each non-employee director of the Company (in one case to an affiliate of a non-employee director), at an exercise price per share of $12.60. The fair market value of such common stock on the date of grant was $12.60 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of April 23, 2004, no options had been exercised under the Directors’ Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table shows for the fiscal years ended December 31, 2001, 2002 and 2003, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2003, including one former executive officer who departed from the Company in January 2004 (the “Named Executive Officers”):

				Long-Term
				Compensation
		Annual Compensation		Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year(1)	Salary($)	Bonus($)	Options(#)	Compensation($)

Dr. Dan W. Denney Jr.	2003	236,450	—	100,000	—
President and Chief Executive Officer	2002	228,000	—	—	—
Mr. Tom DeZao	2003	235,000	—	37,499	—
Vice President of Strategic	2002	235,000	—	40,000	—
Marketing and Sales
Dr. Scott Wheelwright	2003	216,000	—	34,400	—
Vice President, BioProcessing	2002	216,000	—	33,333	—
Dr. Bonnie Charpentier	2003	215,000	—	40,082	—
Vice President, Regulatory Affairs	2002	215,000	—	—	—
Mr. Fred Kurland(2)	2003	240,000	—	54,166	—
Former Vice President and Chief	2002	240,000	—	73,333	—
Financial Officer

(1)	As permitted by the rules promulgated by the SEC, no amounts are shown for 2001.

(2)	In February 2004, Mr. Kurland resigned from the Company.

STOCK OPTION GRANTS AND EXERCISES

      The Company has granted options to its executive officers under its 1996 Stock Option Plan (the “1996 Plan”) and its 2003 Equity Incentive Plan (the “Incentive Plan,” collectively with the 1996 Plan, the “Plans”). The Company is not currently granting options out of the 1996 Plan, but the 1996 Plan remains in effect as to outstanding stock options granted under the 1996 Plan, and the Company may grant stock options from the 1996 Plan in the future. As of April 23, 2004, options to purchase a total of 992,696 shares were outstanding under the Plans and options to purchase 2,913,404 shares remained available for grant under the Plans.

      The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers. The exercise price per share was equal to the fair market value of our common stock on the date of grant. The percentage of total options was calculated based on options to purchase an aggregate of 641,884 shares of common stock granted to employees under the Plans in 2003. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration dates based on the fair value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the Commission and do not represent our estimate of our future stock price. For our employees and officers, 25% of the option grant generally vests on the one-year anniversary of employment, and the remainder vests in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service. Subsequent option grants generally vest in a series of equal monthly installments over a four-year period.

Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Number of	% of Total			Price Appreciation
	Securities	Options Granted	Exercise		for Option Term
	Underlying Options	to Employees in	Price Per	Expiration
Name	Granted (#)	Fiscal Year (%)	Share ($)	Date	5% ($)	10% ($)

Dr. Denney	100,000	15.6	2.97	8/22/2013	186,782	473,342
Mr. DeZao	11,666	1.8	1.80	6/30/2013	13,206	33,467
	25,833	4.0	2.70	8/21/2013	43,865	111,162
Dr. Wheelwright	9,000	1.4	1.80	6/30/2013	10,188	25,819
	25,400	4.0	2.70	8/21/2013	43,130	109,299
Dr. Charpentier	11,666	1.8	1.80	6/30/2013	13,206	33,467
	28,416	4.4	2.70	8/21/2013	48,251	122,277
Mr. Kurland	11,666	1.8	1.80	6/30/2013	13,206	33,467
	42,500	6.6	2.70	8/21/2013	72,166	182,882

2003 Fiscal Year End Option Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			December 31, 2003 (#)		December 31, 2003 ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Denney	—	—	8,333	91,667	51,748	569,252
Mr. DeZao	—	—	24,828	20,000	193,292	379,407
Dr. Wheelwright	16,667	123,002	4,180	46,886	28,943	325,064
Dr. Charpentier	—	—	5,042	55,040	35,079	394,752
Mr. Kurland	—	—	6,216	47,950	42,686	318,809

(1)	All options, vested or unvested, granted prior to November 4, 2003 are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares on termination of employment. Value is calculated based on the fair market value of the Common Stock at December 31, 2003 ($9.18) minus the exercise price of the options.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

      See “Certain Transactions.”

Securities Authorized for Issuance under Equity Compensation Plans

      The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2003:

Equity Compensation Plan Information

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation approved by security holders:
2003 Equity Incentive Plan	8,400	$11.16	2,074,933
2003 Non-Employee Directors’ Plan	125,000	$12.60	8,333
2003 Employee Stock Purchase Plan	—	—	100,000
1996 Stock Option Plan(1)	828,957	$2.24	179,157
Equity compensation not approved by security holders:	—	—	—

(1)	The Company is not currently granting options out of the 1996 Stock Option Plan, but the plan remains in effect as to outstanding stock options granted under the plan, and the Company may grant stock options from the plan in the future.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors in 2003 was composed of Messrs. Ennis, Finney and Hasler, none of whom has ever been an officer or employee of the Company. The Board adopted a written charter for the Compensation Committee on August 7, 2003. The purpose of the Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers.

      The Committee has furnished the following report on executive compensation. This report is being included pursuant to the SEC’s rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s policies for 2003 as they affected its Chief Executive Officer and its other executive officers, including the Named Executive Officers in this proxy statement.

Compensation Philosophy

      The goals of the Company’s compensation program are to align compensation with business objectives and performance that are expected to lead to the creation of value for its stockholders and to enable the Company to attract, retain and motivate executive officers and other key employees who contribute to its long-term success. The program is designed to accomplish this by providing appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company and in proportion to individual contribution and performance. Key elements of this philosophy are:

•	The Company pays competitively with other biotechnology companies with which it competes for talent. To ensure that the Company’s pay is competitive, the Committee compares the Company’s pay practices with these companies and sets its pay parameters based on this review. The Committee believes compensation for the Company’s executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are in the same or similar business as the Company and that have achieved a level of success similar to the Company. The Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

•	The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

Executive Performance

      Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals are met, including such factors as timely achievement of clinical and preclinical results and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered by the individual executive officer.

Executive Compensation

      The Committee’s objective is to set executive compensation at levels that closely approximate the market average when compared to comparable companies in the biotechnology industry. The primary components of executive compensation are base salary and long-term equity incentives.

      Salary. The Committee annually reviews each executive officer’s salary. The salary for executive officers is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executive officers. When reviewing salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Increases in annual salaries are based on actual corporate and individual performance against various performance criteria. Performance criteria vary for each executive officer based on his or her area of responsibility. The Committee does not use a specific formula based on these performance criteria, but instead makes an evaluation of each executive officer’s contributions in light of all such criteria.

      Equity Incentives. Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The Company’s stock option program is designed to promote the identity of long-term interests between the Company’s employees and its stockholders and assist in the retention and motivation of executive officers. Through option grants, executives receive significant equity incentives to build long-term stockholder value. All stock options granted to executive officers in 2003 were granted at fair market value on the date of grant. Executives receive value from these grants only if the Company’s common stock appreciates over the long term. The size of option grants is generally intended to reflect the executive officer’s position with the Company and his or her contributions to the Company, including his or her success in achieving the individual performance criteria described above. The Compensation Committee believes that the award of stock options by the Company will, among other things, create incentives for executive officers of the Company to contribute to the success of the entire organization through the ownership of equity. The Company’s equity incentive program includes the 1996 Stock Option Plan, the 2003 Equity Incentive Plan and the 2003 Employee Stock Purchase Plan. The Company’s option program utilizes vesting periods (generally four years) to encourage employees to continue in its employ. During 2003, options granted to most executive officers vested in equal monthly installments from the date of grant over a four-year period. The Board granted options to purchase an aggregate of 377,310 shares of the Company’s common stock to its executive officers in 2003 at a weighted average exercise price of $2.61 per share.

      The Company established the employee stock purchase plan both to encourage employees to continue in its employ and to motivate employees through ownership interest. Under the purchase plan, employees, including officers other than Dr. Denney, may have up to 15% of their earnings withheld for purchases of the Company’s common stock on certain dates specified by the Board or in the Plan. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the purchase plan commenced on October 30, 2003 with the first purchase period under the offering scheduled for April 30, 2004.

      Benefits. Benefits offered to the Company’s executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population. The Committee believes that the compensation paid or payable pursuant to life insurance benefits and the benefit plans available to employees generally is competitive with the benefit packages offered by comparable employers.

Federal Tax Considerations

      Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code.

      The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to the Company’s executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with the Company’s best interests.

Chief Executive Officer Compensation

      Dr. Denney is eligible to receive the same categories of compensation available to executive officers of the Company. Dr. Denney’s salary and stock option grant for the 2003 fiscal year are consistent with the criteria described above and with the Committee’s evaluation of his overall leadership and management of the Company. The Committee considered, among other achievements, that 2003 was a successful year for the Company, and it continues to perform well under Dr. Denney’s leadership. The Company raised approximately $37 million in November 2003 in connection with the Company’s initial public offering. Upon the closing of the initial public offering, the Committee approved an increase in Dr. Denney’s salary to $280,000. In setting the compensation for Dr. Denney, the Committee received an analysis prepared by an outside compensation consultant. This analysis covered the compensation of CEOs in a comparator group of companies. The analysis reviewed the compensation paid to other CEOs, including salary and annual and long-term incentive awards. In August 2003, Dr. Denney received a stock option grant under the 2003 Equity Incentive Plan to purchase 100,000 shares. Dr. Denney’s compensation for 2003 is set forth in the Summary Compensation Table.

Conclusion

      Through the plans described above, a significant portion of the Company’s compensation program and Dr. Denney’s compensation are contingent on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE
Stanford C. Finney (Chairman)
Gregory Ennis
William A. Hasler

Compensation Committee Interlocks and Insider Participation

      As noted above, the Company’s compensation committee consists of Messrs. Ennis, Finney and Hasler. No member of the Board of Directors or the compensation committee serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

      The rules of the SEC require that the Company include in its proxy statement a line-graph presentation comparing cumulative stockholder returns on the Common Stock with the Nasdaq Composite Index (which tracks the aggregate price performance of equity securities of companies traded on Nasdaq) and either a published industry or line-of-business standard index or an index of peer companies selected by the Company. The Company has elected to use the Nasdaq Biotechnology Index (consisting of a group of approximately 130 companies in the biotechnology sector, including the Company) for purposes of the performance comparison that appears below.

      The graph shows the cumulative total stockholder return assuming the investment of $100.00 and the reinvestment of dividends and is based on the returns of the component companies weighted according to their market capitalizations as of the end of the period for which returns are indicated. No dividends have been declared on the Common Stock.

      The stockholder return shown on the graph below is not necessarily indicative of future performance, and the Company does not make or endorse any predictions as to future stockholder returns.

	10/30/03	12/31/03

Genitope	100	102
NASDAQ Stock Market (U.S.)	100	110.229
NASDAQ	100	101.821

(1)	The material in this section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

CERTAIN TRANSACTIONS

Executive Officer Loans

      The largest aggregate amount of indebtedness by members of our management outstanding at any time since our inception was $113,889. On September 4, 2001, we received a full recourse promissory note in exchange for a loan used to exercise stock options from Diane Ingolia, our Vice President of Technical Development and Intellectual Property Counsel, with an aggregate principal amount of $48,015 and an interest rate of 6.50%. As of March 31, 2004, the total amount of indebtedness owed by Dr. Ingolia, including interest, was $56,613. Under applicable law, we cannot extend the term or otherwise modify this note.

      We believe that we have executed all of the transactions set forth above on terms no less favorable to us than terms we could have obtained from unaffiliated third parties.

Employment, Severance and Change of Control Agreements

      Each executive officer of the Company has entered into a standard form proprietary information and inventions assignment agreement that provides that the employee will not disclose any confidential information of the Company received during the course of employment and that, with some exceptions, the employee will assign to the Company any and all inventions conceived or developed during the course of employment. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.

      Our Incentive Plan provides that in the event of certain corporate transactions, all outstanding options under the Incentive Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting provision of such options will be accelerated and such options will be terminated if not exercised prior to the effective date of such corporate transaction. In the event of certain changes in control, the vesting and exercisability of outstanding options under the Incentive Plan granted may be accelerated if the awardee’s agreement so specifies. In addition, the 1996 Plan provides that in the event of a change in control of the Company, the vesting of options held by any employee or director whose status is involuntarily terminated without cause, or terminated voluntarily for good reason, within 12 months of the change in control shall accelerate so that 50% of their then-unvested shares shall immediately become exercisable and/or no longer subject to a right of repurchase by the Company. For the purposes of the 1996 Plan, a change in control includes: (1) a person becoming the beneficial owner of 50% or more of our outstanding voting securities; (2) a merger or consolidation in which our stockholders immediately before the transaction own less than a majority of the outstanding voting securities of the surviving entity or its parent immediately after the transaction; and (3) a sale or other disposition of all or substantially all of our assets.

Warrant Issuances

      In connection with an agreement to act as guarantor of our obligations under our lines of credit, in August 2003, we issued a warrant to purchase 533,333 shares of Series F preferred stock at an exercise price of $4.50 per share, which, upon completion of the Company’s initial public offering, instead became exercisable for 266,666 shares of common stock (based on the initial public offering price of $9.00 per share), to a member of our Board of Directors, Stanford C. Finney, pursuant to an agreement entered into in July 2003. For more information regarding ownership of our equity securities by Mr. Finney, please see “Security Ownership of Certain Beneficial Owners and Management” above.

Indemnification Agreements

      The Company has entered into separate indemnification agreements with our directors and executive officers which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Genitope stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Genitope Corporation, c/o Laura Woodhead, Secretary, 525 Penobscot Drive, Redwood City, California 94603 or contact Laura Woodhead at (650) 472-2132. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laura R. Woodhead
Secretary

May 7, 2004

      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Secretary, Genitope Corporation, 525 Penobscot Drive, Redwood City, California 94063.

APPENDIX A

GENITOPE CORPORATION

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose and Policy

      The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of Genitope Corporation (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting, financial reporting practices and audits of financial statements, the quality and integrity of the Company’s financial statements and reports, and the qualifications, independence and performance of the firm of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). The Committee shall also provide oversight assistance in connection with legal and ethical compliance programs as established by management and the Board.

      The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors and the Company’s financial management.

Composition

      The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial experience requirements as in effect from time to time and at least one member shall be an “audit committee financial expert” as defined by SEC rules and regulations.

Meetings and Minutes

      The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each in-person or telephonic meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

Authority

      The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company, attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

      The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the oversight of the Auditors and shall report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

2. To determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid to the Auditors and the negotiation on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. To determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

5. To evaluate employment by the Company of individuals formerly employed by the Company’s Auditors and engaged on the Company’s account.

6. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

7. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles; the reasonableness of significant judgments and estimates (including material changes in estimates); any material audit adjustments proposed by the Auditors and immaterial adjustments proposed by the Auditors or discovered by management which were not recorded; the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards; and all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the Auditors.

8. To discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

9. To review and discuss with management and the Auditors, in the context of a meeting of the Committee or otherwise as appropriate, the Company’s disclosures contained under the caption

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports before they are filed with the Securities and Exchange Commission.

10. To inquire of and discuss with management the process followed and any action taken by the Company’s disclosure committee with respect to the Company’s quarterly and annual reports filed with the Securities and Exchange Commission. The Committee shall also discuss with the Company’s Chief Executive Officer and Chief Financial Officer the Section 302 and Section 906 certifications required by the Sarbanes-Oxley Act of 2002.

11. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under accounting principles generally accepted in the United States (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

13. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

15. To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

17. To confer with the Auditors and with the management regarding the scope, adequacy and effectiveness of internal financial reporting controls and procedures in effect, including any special audit steps taken in the event of material control deficiencies. The Committee shall also review with the Auditors and management the annual internal control report of management and the Auditors’ attestation report proposed to be included in the Company’s Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission.

18. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

19. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

20. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

22. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

23. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

24. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

25. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

26. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

27. To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

28. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

      It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

GENITOPE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2004
1:00 p.m. local time

525 Penobscot Drive
Redwood City, CA 94063

Genitope Corporation
525 Penobscot Drive	proxy
Redwood City, CA 94063

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders, June 11, 2004.

     The undersigned hereby appoints Dan W. Denney, Jr., Ph.D. and Laura Woodhead, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Genitope Corporation, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters 525 Penobscot Drive, Redwood City, California 94063, on June 11, 2004 at 1:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-435-6710 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. on June 10, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/gtop — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. on June 10, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Genitope Corporation, c/o Mellon Investor Services at 235 Montgomery Street, 23rd Floor, San Francisco, California 94104.

If you vote by Phone or Internet, please do not mail your proxy card.
\/ Please detach here \/

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the two nominees for director listed below.	FOR ALL ☐	WITHHELD FOR ALL ☐

PROPOSAL 1:
To elect two Class I directors to hold office until the 2007 Annual Meeting of Stockholders or until their successors are elected.

Nominees:
01 Gregory Ennis, 02 Ronald L. Goode

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

If you plan to attend the Annual Meeting, please mark the box to the right                                         ☐

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please disregard if you have previously provided your consent decision.		☐

By checking the box to the right, I consent to the future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand I may revoke my consent at anytime by contacting the Company’s transfer agent, Mellon Investor Services, 235 Montgomery Street, 23rd Floor, San Francisco, California 94104, and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

NOTE: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.